Filed Pursuant to Rule 424(b)(3)

File Number 333-194256

FANTEX, INC.

SUPPLEMENT NO. 17 TO

MARKET-MAKING PROSPECTUS DATED

JULY 18, 2014

THE DATE OF THIS SUPPLEMENT IS JANUARY 15, 2016

On January 13, 2016, Fantex, Inc. filed the attached Current Report on Form 8-K.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2016

FANTEX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55204	80-0884134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

330 Townsend Street, Suite 234
San Francisco, CA 94107
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 592-5950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On January 13, 2016, Fantex, Inc. (the “Company”) announced preliminary estimates of the fair value and attributed net equity of each of its outstanding series of convertible tracking stocks as of December 31, 2015.

The following table sets forth the preliminary estimated fair value of each of the company’s outstanding series of convertible tracking stock on an actual basis as of December 31, 2015 (unaudited) that the company expects to report for such period:

Actual as of
December 31, 2015
(unaudited)
Fantex Series Vernon Davis Convertible Tracking Stock	$1,666,223
Fantex Series EJ Manuel Convertible Tracking Stock	970,065
Fantex Series Mohamed Sanu Convertible Tracking Stock	1,833,470
Fantex Series Alshon Jeffery Convertible Tracking Stock	7,648,174
Fantex Series Michael Brockers Convertible Tracking Stock	3,198,948
Fantex Series Jack Mewhort Convertible Tracking Stock	2,984,729
Total	$18,301,609

The following table sets forth the preliminary estimated attributed net equity and components of attributed net equity for each of the company’s outstanding series of convertible tracking stock as of December 31, 2015 (unaudited) that the company expects to report for such period:

	Assets / (Liabilities) Prior to Attribution						Attributed Net Equity
	Cash	Amounts Due from Athlete	Other Investments	Brand Contract	Liabilities	Net Equity	Platform Common	Tracking Stock
Fantex Series Vernon Davis Convertible Tracking Stock	$574,930	$56,176	$110,800	$1,036,757	$(24,745)	$1,753,918	$87,696	$1,666,223
Fantex Series EJ Manuel Convertible Tracking Stock	177,020	35,669	—	812,876	(4,445)	1,021,121	51,056	970,065
Fantex Series Mohamed Sanu Convertible Tracking Stock	169,154	18,141	—	1,750,147	(7,474)	1,929,968	96,498	1,833,470
Fantex Series Alshon Jeffery Convertible Tracking Stock	160,778	102,793	—	7,789,801	(2,663)	8,050,710	402,535	7,648,174
Fantex Series Michael Brockers Convertible Tracking Stock	220,174	19,864	—	3,138,539	(11,263)	3,367,314	168,366	3,198,948
Fantex Series Jack Mewhort Convertible Tracking Stock	47,966	3,426	—	3,092,826	(2,398)	3,141,820	157,091	2,984,729
Total	$1,350,024	$236,071	$110,800	$17,620,946	$(52,989)	$19,264,851	$963,242	$18,301,609

The December 31, 2015 fair value update (unaudited) has not been subject to an audit or review by our independent auditors and is subject to change upon the completion of the audit of our financial statements as of and for the year ended December 31, 2015.

The information contained in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date of this filing, regardless of any general incorporation language in such filing.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, including preliminary estimates for the fourth quarter of 2015 for the fair values and net attributed equity of Fantex, Inc.’s outstanding series of convertible tracking stocks, that are based upon management’s current expectations and are inherently uncertain. The preliminary fair value and net attributed equity estimates referenced in Current Report on Form 8-K are preliminary and subject to the completion of the company’s customary quarterly closing and review procedures. Forward-looking statements are based upon information available to us as of the date of this release, and we assume no obligation to revise or update any such forward-looking statement to reflect any event or circumstance after the date of this release, except as required by law. Actual results and the timing of events could differ materially from current expectations based on risks and uncertainties affecting the Company’s business. The reader is cautioned not to unduly rely on the forward-looking statements contained in this Current Report on Form 8-K. Additional information on potential factors that could affect Fantex’s results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q for quarter-ended September 30, 2015 and its Annual Report on Form 10-K for the year-ended December 31, 2014, filed with the SEC and available at http://www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 13, 2016	FANTEX, INC.

	By:	/s/ David Mullin
David Mullin
Chief Financial Officer